Exhibit 10.1

Spire Missouri Inc.

$150,000,000 4.60% First Mortgage Bonds due September 15, 2030

$50,000,000 4.65% First Mortgage Bonds due January 15, 2031

_____________

Bond Purchase Agreement

_____________

Dated October 23, 2025

Bond Purchase Agreement - Spire MO (October 2025) 4903-5828-5419 v5.docx

10000858

Table of Contents

Section Heading Page

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-ii-

Section 17. Substitution of Purchaser	22
Section 18. Miscellaneous	22
Section 18.1. Successors and Assigns	22
Section 18.2. Accounting Terms	23
Section 18.3. Severability	23
Section 18.4. Construction, Etc	23
Section 18.5. Counterparts	23
Section 18.6. Governing Law	23
Section 18.7. Waiver of Jury Trial	23

-iii-

Schedule A — Information Relating to Purchasers

Schedule B — Defined Terms

Schedule 5.3 — Disclosure Materials

Schedule 5.4 — Subsidiaries of the Company and Ownership of Subsidiary Stock

Schedule 5.5 — Financial Statements

Schedule 5.15 — Existing Indebtedness

Exhibit 1 — Form of Forty-First Supplemental Indenture

Exhibit 4.4(a) — Form of Opinion of Special Counsel to the Company

Exhibit 4.4(b) — Form of Opinion of Special Counsel to the Purchasers

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The Spire Missouri Inc.

700 Market Street

Saint Louis, Missouri 63101

$150,000,000 4.60% First Mortgage Bonds due September 15, 2030

$50,000,000 4.65% First Mortgage Bonds due January 15, 2031

October 23, 2025

To Each of the Purchasers Listed in

Schedule A Hereto:

Ladies and Gentlemen:

Spire Missouri Inc., a Missouri corporation (along with any successor that becomes such in accordance with the Indenture, the “Company”), agrees with each of the purchasers whose names appear at the end hereof (each, a “Purchaser” and, collectively, the “Purchasers”) as follows:

Section 1. Authorization of Bonds TC "Section 1. Authorization of Bonds" \f C \l "1" .

Section 1.1. Bonds TC "Section 1.1. Bonds" \f C \l "2" . The Company will authorize the issue and sale of (a) $150,000,000 aggregate principal amount of its 4.60% First Mortgage Bonds due September 15, 2030 (the “2030 Bonds”) and (b) $50,000,000 aggregate principal amount of its 4.65% First Mortgage Bonds due January 15, 2031 (the “2031 Bonds” and together with the 2030 Bonds, the “Bonds”). The Bonds will be issued pursuant to the Forty-First Supplemental Indenture to be dated the date of the Closing (the “Forty-First Supplement”) to the Mortgage and Deed of Trust dated as of February 1, 1945, as heretofore amended and supplemented (the “Indenture”). The Bonds shall be substantially in the forms included in the Recitals to the Forty-First Supplement and the Forty-First Supplement shall be substantially in the form of Exhibit 1 hereto. Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

Section 1.2. Interest Rate TC "Section 1.2. Interest Rate" \f C \l "2" . The Bonds shall bear interest (computed on the basis of a 360-day year of twelve 30‑day months) on the unpaid principal balance thereof at the rate of 4.60% with respect to the 2030 Bonds and 4.65% with respect to the 2031 Bonds, in each case from the date of issuance, payable semi‑annually on March 15th and September 15th of each year thereafter, with such first interest payment to be made on March 15, 2026, until such principal amount shall have become due and payable, and as otherwise provided in the Forty-First Supplement.

Spire Missouri Inc. Bond Purchase Agreement

Section 2. Sale and Purchase of Bonds TC "Section 2. Sale and Purchase of Bonds" \f C \l "1" .

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Bonds of the series and in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

Section 3. Closing TC "Section 3. Closing" \f C \l "1" .

The execution and delivery of this Agreement and the sale and purchase of the Bonds to be purchased by each Purchaser shall occur at the offices of Chapman and Cutler LLP, 320 South Canal Street, Chicago, Illinois 60606, at 8:00 a.m., Chicago time, at a closing on October 23, 2025 (the “Closing”). At the Closing, the Company will deliver to each Purchaser the Bonds to be purchased by such Purchaser in the form of a single Bond of each series, as applicable (or such greater number of the Bonds in denominations of at least $250,000 as such Purchaser may request), dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company, with wire instructions to be provided by the Company to the Purchaser at least five Business Days prior to the Closing date in accordance with Section 4.10. If at the Closing the Company shall fail to tender such Bonds to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

Section 4. Conditions to Closing TC "Section 4. Conditions to Closing" \f C \l "1" .

Each Purchaser’s obligation to purchase and pay for the Bonds to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1. Representations and Warranties TC "Section 4.1. Representations and Warranties" \f C \l "2" . The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.

Section 4.2. Performance; No Default TC "Section 4.2. Performance; No Default" \f C \l "2" . The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Bonds (and the application of the

Spire Missouri Inc. Bond Purchase Agreement

proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing.

Section 4.3. Compliance Certificates TC "Section 4.3. Compliance Certificates" \f C \l "2" .

(a) Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b) Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of the Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of this Agreement, the Bonds and the Forty-First Supplement.

Section 4.4. Opinions of Counsel TC "Section 4.4. Opinions of Counsel" \f C \l "2" . Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing from (a) Stinson LLP, counsel for the Company, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and (b) from Chapman and Cutler LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5. Purchase Permitted by Applicable Law, Etc TC "Section 4.5. Purchase Permitted by Applicable Law, Etc" \f C \l "2" . On the date of the Closing such Purchaser’s purchase of Bonds shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6. Sale of Other Bonds TC "Section 4.6. Sale of Other Bonds" \f C \l "2" . Contemporaneously with the Closing, the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Bonds to be purchased by it at the Closing as specified in Schedule A.

Section 4.7. Payment of Special Counsel Fees. TC "Section 4.7. Payment of Special Counsel Fees." \f C \l "2" Without limiting the provisions of Section 11.1, the Company shall have paid on or before the date of Closing the reasonable fees, charges and disbursements of the

Spire Missouri Inc. Bond Purchase Agreement

Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a detailed statement of such counsel rendered to the Company at least one Business Day prior to the date of Closing.

Section 4.8. Private Placement Number TC "Section 4.8. Private Placement Number" \f C \l "2" . A Private Placement Number issued by the PPN CUSIP Unit of CUSIP Global Services (in cooperation with the SVO) shall have been obtained for each series of the Bonds.

Section 4.9. Changes in Corporate Structure. TC "Section 4.9. Changes in Corporate Structure." \f C \l "2" The Company shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5, except as permitted under Article XVII of the Indenture.

Section 4.10. Funding Instructions TC "Section 4.10. Funding Instructions" \f C \l "2" . (a) At least five Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the bank and account information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number, (iii) the account name and number into which the purchase price for the Bonds is to be deposited, which account shall be fully opened and able to receive micro deposits in accordance with this Section 4.10 at least five Business Days prior to the date of Closing and (iv) contact information of a representative at the transferee bank and a representative at the Company who will be available to confirm such instructions by telephone.

(b) Each Purchaser has the right, but not the obligation, upon written notice (which may be by email) to the Company, to elect to deliver a micro deposit (less than $50.00) to the account identified in the written instructions no later than two Business Days prior to Closing. If a Purchaser delivers a micro deposit, a Responsible Officer must verbally verify the receipt and amount of the micro deposit to such Purchaser on a telephone call initiated by such Purchaser prior to Closing. The Company shall not be obligated to return the amount of the micro deposit, nor will the amount of the micro deposit be netted against the Purchaser’s purchase price of the Bonds.

(c) At least two Business Days prior to the date of the Closing, if requested by a Purchaser, a Responsible Officer of the Company shall have confirmed the aforementioned written instructions in a live video conference call made available to the Purchasers.

Section 4.11. Additional Bond Requirements TC "Section 4.11. Additional Bond Requirements" \f C \l "2" . At or prior to the Closing, the Forty-First Supplement shall have been duly authorized, executed and delivered by the Company and the Trustee thereunder. The Bonds to be purchased by each Purchaser at the Closing shall have been duly authorized, executed and delivered by the Company and duly authenticated and delivered by the Trustee to each such Purchaser and all conditions precedent to the issuance of the Bonds under the Bond Documents shall have been satisfied. Without limiting the foregoing, the Company shall have furnished to each Purchaser and its special counsel true and correct copies of all certificates, approvals, authorizations and consents necessary for the execution, delivery or performance by the Company

Spire Missouri Inc. Bond Purchase Agreement

of this Agreement, the Bonds and the Forty-First Supplement including any consents or approvals which may be required in connection with such execution, delivery and performance.

Section 4.12. Proceedings and Documents TC "Section 4.12. Proceedings and Documents" \f C \l "2" . All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

Section 5. Representations and Warranties of the Company TC "Section 5. Representations and Warranties of the Company" \f C \l "1" .

The Company represents and warrants to each Purchaser that:

Section 5.1. Organization; Power and Authority TC "Section 5.1. Organization; Power and Authority" \f C \l "2" . The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to execute and deliver the Bond Documents and to perform the provisions hereof and thereof.

Section 5.2. Authorization, Etc TC "Section 5.2. Authorization, Etc" \f C \l "2" . (a) The Bond Documents have been duly authorized by all necessary corporate action on the part of the Company, and the Bond Documents constitute, and upon execution and delivery thereof, assuming due authentication thereof by the Trustee, each Bond will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) Without limiting the foregoing, the Bonds have been duly authorized and, when duly executed, authenticated and issued as provided in the Indenture and delivered pursuant to this Agreement, will constitute valid and legally binding obligations of the Company entitled to the security and benefits of the Indenture, and will be secured equally and ratably with all other Bonds issued or to be issued under the Indenture. The Indenture constitutes a legally valid and directly enforceable first mortgage lien (except to the extent that enforcement of such lien may be limited by the effect of certain laws and judicial decisions upon the remedies provided in the Indenture; provided, however, such limitations do not render the Indenture invalid as a whole, and legally adequate rights and remedies nevertheless exist under the Indenture and applicable law for pursuit

Spire Missouri Inc. Bond Purchase Agreement

of a claim under the Bonds and for the practical realization of the security and principal legal benefits provided by the Indenture, and except as enforceability of such lien may be limited by bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and by general equity principles) upon the respective properties subject thereto (which properties constitute substantially all of the natural gas utility properties of the Company) subject only to “excepted encumbrances” (as defined in the Indenture).

Section 5.3. Disclosure TC "Section 5.3. Disclosure" \f C \l "2" . The Company, through its agents, Regions Securities LLC, TD Securities (USA) LLC and U.S. Bancorp Investments, Inc., has delivered to each Purchaser a copy of an Investor Presentation, dated September 2025 (the “Presentation”), relating to the transactions contemplated hereby. This Agreement, the Presentation and the agreements, instruments or certificates delivered to the Purchasers by or on behalf of the Company in connection with the transactions contemplated hereby and identified in Schedule 5.3, and the financial statements listed in Schedule 5.5 (this Agreement, the Presentation and such agreements, instruments or certificates and such financial statements delivered to each Purchaser prior to October 10, 2025 being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made; provided that, with respect to projections, budgets and other estimates, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. Except as disclosed in the Disclosure Documents, since June 30, 2025, there has been no change in the financial condition, operations, business or properties of the Company or any of its Subsidiaries except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

Section 5.4. Organization and Ownership of Shares of Subsidiaries TC "Section 5.4. Organization and Ownership of Shares of Subsidiaries" \f C \l "2" . (a) Schedule 5.4 is (except as noted therein) a complete and correct list of the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary.

(b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

(c) Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts

Spire Missouri Inc. Bond Purchase Agreement

and proposes to transact, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) No Subsidiary is subject to any legal, regulatory, contractual or other restriction (other than the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

Section 5.5. Financial Statements; Material Liabilities TC "Section 5.5. Financial Statements; Material Liabilities" \f C \l "2" . The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of said financial statements (together with the related schedules and notes, if any) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). As of the date of the execution and delivery of this Agreement, the Company and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents. As of the date of Closing, the Company and its Subsidiaries will not have any Material liabilities that are not disclosed on the financial statements included, or are not otherwise disclosed in, the Company’s then most recent Form 10‑Q or, as applicable, Form 10‑K filed with the SEC.

Section 5.6. Compliance with Laws, Other Instruments, Etc TC "Section 5.6. Compliance with Laws, Other Instruments, Etc" \f C \l "2" . The execution and delivery of the Bond Documents and the performance by the Company of the requirements of the Bond Documents will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien (other than the Lien of the Indenture) in respect of any property of the Company or any Subsidiary under, any Material indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other Material agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate, in any Material respect, any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

Section 5.7. Governmental Authorizations, Etc TC "Section 5.7. Governmental Authorizations, Etc" \f C \l "2" . No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of the Bond Documents, other than (a) the authorization of MoPSC, which authorization has been duly obtained and which is in full force and effect as of the time of the Closing and (b) the filing of the Forty-First Supplement in the office of the Secretary

Spire Missouri Inc. Bond Purchase Agreement

of State of the State of Missouri pursuant to Section 443.451 of the Missouri Revised Statutes, which will be filed immediately prior to the Closing.

Section 5.8. Litigation; Observance of Statutes and Orders TC "Section 5.8. Litigation; Observance of Statutes and Orders" \f C \l "2" . (a) Except as disclosed under “Item 1. Legal Proceedings” in Part II of the Company’s most recent Form 10‑Q included as part of the Disclosure Documents, there are no actions, suits or proceedings pending or, to the actual knowledge of the Company, threatened in writing against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Except as disclosed under “Item 1. Legal Proceedings” in Part II of the Company’s most recent Form 10‑Q included as part of the Disclosure Documents, to the actual knowledge of the Company, there are no investigations pending or threatened in writing against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b) Neither the Company nor any Subsidiary is (i) in default under any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including, without limitation, Environmental Laws, the USA Patriot Act or any of the other laws and regulations that are referred to in Section 5.16), which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.9. Taxes TC "Section 5.9. Taxes" \f C \l "2" . The Company and its Subsidiaries have filed all Material federal, state and local income tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The U.S. federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended September 30, 2020.

Section 5.10. Title to Property; Leases TC "Section 5.10. Title to Property; Leases" \f C \l "2" . The Company and its Subsidiaries have good and sufficient title to their respective Material properties, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement, except for those defects in title and Liens that, individually or in the aggregate, would not have a Material Adverse Effect. All Material leases are valid and subsisting and are in full force and effect in all material respects.

Spire Missouri Inc. Bond Purchase Agreement

Section 5.11. Licenses, Permits, Etc TC "Section 5.11. Licenses, Permits, Etc" \f C \l "2" . The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that are Material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.

Section 5.12. Compliance with ERISA TC "Section 5.12. Compliance with ERISA" \f C \l "2" . (a) The Company and each ERISA Affiliate have operated and administered each Plan (other than Multiemployer Plans) in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), except for such instances of liability as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code or section 4068 of ERISA, other than such liabilities or Liens as would not be individually or in the aggregate reasonably expected to result in a Material Adverse Effect.

(b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than an amount that could be reasonably expected to result in a Material Adverse Effect. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate could be reasonably expected to result in a Material Adverse Effect.

(d) The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not expected to have a Material Adverse Effect.

(e) The execution and delivery of this Agreement, the Bonds and the Forty-First Supplement and the issuance and sale of the Bonds will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)‑(D) of the Code. The representation by the Company to each

Spire Missouri Inc. Bond Purchase Agreement

Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Bonds to be purchased by such Purchaser.

Section 5.13. Private Offering by the Company TC "Section 5.13. Private Offering by the Company" \f C \l "2" . Neither the Company nor anyone acting on its behalf has offered the Bonds or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Purchasers and not more than fifty (50) other Institutional Investors, each of which has been offered the Bonds at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Bonds to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

Section 5.14. Use of Proceeds; Margin Regulations TC "Section 5.14. Use of Proceeds; Margin Regulations" \f C \l "2" . The Company will apply the proceeds of the sale of the Bonds as set forth under the heading “Summary terms” of the Presentation. No part of the proceeds from the sale of the Bonds hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 25% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 25% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15. Existing Indebtedness TC "Section 5.15. Existing Indebtedness" \f C \l "2" . (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of June 30, 2025 (including a description of the obligors, principal amount outstanding and collateral therefor, if any, and Guaranty thereof, if any), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries other than as permitted under the Indenture. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary the outstanding principal amount of which exceeds $25,000,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to,

Spire Missouri Inc. Bond Purchase Agreement

its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as disclosed in Schedule 5.15 or as provided in the Indenture.

Section 5.16. Foreign Assets Control Regulations, Etc TC "Section 5.16. Foreign Assets Control Regulations, Etc" \f C \l "2" . (a) Neither the Company nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.

(b) Neither the Company nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti‑Money Laundering Laws or Anti‑Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti‑Money Laundering Laws or Anti‑Corruption Laws.

(c) No part of the proceeds from the sale of the Bonds hereunder:

(i) constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;

(ii) will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti‑Money Laundering Laws; or

(iii) will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti‑Corruption Laws.

(d) The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti‑Money Laundering Laws and Anti‑Corruption Laws.

Section 5.17. Status under Certain Statutes TC "Section 5.17. Status under Certain Statutes" \f C \l "2" . Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, or the ICC Termination Act of 1995, as amended.

Spire Missouri Inc. Bond Purchase Agreement

Section 6. Representations of the Purchasers TC "Section 6. Representations of the Purchasers" \f C \l "1" .

Section 6.1. Purchase for Investment TC "Section 6.1. Purchase for Investment" \f C \l "2" . Each Purchaser severally represents that (i) it is an “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and (ii) it is purchasing the Bonds for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Bonds have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Bonds.

Each Purchaser severally represents that it (or its investment manager) has received and reviewed the Disclosure Documents and has been furnished an opportunity to obtain any additional information or documents concerning the Company and its Subsidiaries, and their financial condition, operations, business or properties, necessary or desirable to make an informed decision as to an investment in the Bonds. Each Purchaser further represents that such Purchaser (or its investment manager) has had the opportunity to ask questions of the Company and received answers from the Company’s Responsible Officers concerning the terms and conditions of the sale of the Bonds and to request the information it believes necessary or appropriate to evaluate the suitability of any investment in the Bonds.

Section 6.2. Source of Funds TC "Section 6.2. Source of Funds" \f C \l "2" . Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Bonds to be purchased by such Purchaser hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any

Spire Missouri Inc. Bond Purchase Agreement

annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an “insurance company pooled separate account”, within the meaning of PTE 90-1 or (ii) a “bank collective investment fund”, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a Person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be related within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a Person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

Spire Missouri Inc. Bond Purchase Agreement

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Section 7. Information as to Company TC "Section 7. Information as to Company" \f C \l "1" .

Section 7.1. Financial and Business Information TC "Section 7.1. Financial and Business Information" \f C \l "2" . The Company shall deliver to each holder of Bonds that is an Institutional Investor:

(a) Quarterly Statements — within 60 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10‑Q (the “Form 10‑Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i) an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter, and

(ii) the related unaudited consolidated statements of income and cash flows for such fiscal quarter and for the portion of the Company’s fiscal year ended at the end of such fiscal quarter,

setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments and the absence of footnote disclosures, provided that delivery within the time period specified above of copies of the Company’s Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a), and provided, further, that the Company shall be deemed to have made such delivery of such Form 10‑Q if it shall have timely made such Form 10‑Q available on “EDGAR” and on its home page on the worldwide web (at the date of this Agreement located at: http//www.lacledegas.com) and shall have given such holder prior notice of such availability on EDGAR and on its home page in connection with each delivery (such availability and notice thereof being referred to as “Electronic Delivery”);

(b) Annual Statements — within 105 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form

Spire Missouri Inc. Bond Purchase Agreement

10‑K (the “Form 10‑K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each fiscal year of the Company, duplicate copies of,

(i) an audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, and

(ii) the related audited consolidated statements of income, changes in shareholders’ equity and cash flows, for such fiscal year, including notes thereto,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Company’s Annual Report on Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(b), and provided, further, that the Company shall be deemed to have made such delivery of such Form 10‑K if it shall have timely made Electronic Delivery thereof;

(c) SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public securities holders generally, and (ii) each regular or periodic report, each registration statement that shall have become effective (without exhibits except as expressly requested by such holder), and each final prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC; provided that the Company shall be deemed to have made such delivery of such reports if it shall have timely made Electronic Delivery thereof;

(d) Notice of Default or Event of Default — promptly, and in any event within ten days after a Responsible Officer becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e) ERISA Matters — promptly, and in any event within ten days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

Spire Missouri Inc. Bond Purchase Agreement

(i) with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof that could be reasonably expected individually or in the aggregate to result in liability that would have a Material Adverse Effect; or

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii) any event, transaction or condition that could reasonably be expected to result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect; and

(f) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries (including, but without limitation, actual copies of the Company’s Form 10‑Q and Form 10‑K) or relating to the ability of the Company to perform its obligations under this Agreement and under the Bonds as from time to time may be reasonably requested by such holder of Bonds.

Section 7.2. Officer’s Certificate TC "Section 7.2. Officer’s Certificate" \f C \l "2" . Each set of financial statements delivered to a holder of Bonds pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth (which, in the case of Electronic Delivery of any such financial statements, shall be by separate concurrent delivery of such certificate to each holder of Bonds) a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

Section 7.3. Visitation TC "Section 7.3. Visitation" \f C \l "2" . The Company shall permit the representatives of each holder of Bonds that is an Institutional Investor:

Spire Missouri Inc. Bond Purchase Agreement

(a) No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable, but not less than 10 days’, prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and, with the consent of the Company (which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all during the Company’s normal business hours; provided, however, that so long as no Default or Event of Default then exists, the holders, collectively, shall be permitted to make no more than two such visits during any fiscal year;

(b) Default — if a Default or Event of Default then exists, at the reasonable expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such reasonable times and as often as may be requested; provided that in the case of any discussion or meeting with the independent public accountants, only if the Company has been given the opportunity to participate in such discussion; and

(c) Restrictions Related to Safety and Confidentiality — notwithstanding the foregoing, the Company reserves the right to restrict access to any of its or its Subsidiaries’ facilities in accordance with reasonably adopted procedures relating to safety and security and neither the Company nor any of its Subsidiaries shall be required to disclose to the holders of the Bonds or any agents or representatives thereof any information that is the subject of attorney-client privilege or attorney work-product privilege properly asserted by the Company or any of its Subsidiaries to prevent the loss of such privilege in connection with such information or that is prevented from disclosure pursuant to a confidentiality agreement with any non‑Affiliate (provided that the Company agrees to use commercially reasonable efforts to obtain consent from the party in whose favor the obligation of confidentiality was made to permit disclosure of the relevant information, subject to customary nondisclosure restrictions applicable to the holders of the Bonds, as applicable, and that the Company has received a written opinion of counsel confirming that disclosure of such information without consent from such other contractual party would constitute a breach of such agreement).

Section 7.4. Compliance TC "Section 7.4. Compliance" \f C \l "2" . The Company shall timely comply with the reporting requirements of the Indenture.

Section 8. Negative Covenants TC "Section 8. Negative Covenants" \f C \l "1" .

Section 8.1. Economic Sanctions, Etc TC "Section 8.1. Economic Sanctions, Etc" \f C \l "2" . The Company will not, and will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including

Spire Missouri Inc. Bond Purchase Agreement

any investment, dealing or transaction involving the proceeds of the Bonds) with any Person if such investment, dealing or transaction (i) would cause any holder of the Bonds or any affiliate of such holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.

Section 9. Registration; Exchange; Substitution of Bonds TC "Section 9. Registration; Exchange; Substitution of Bonds" \f C \l "1" .

Section 9.1. Registration of Bonds TC "Section 9.1. Registration of Bonds" \f C \l "2" . The Company shall give to any holder of a Bond that is an Institutional Investor promptly upon request therefor but in any event within 10 Business Days, a complete and correct copy of the names and addresses of all registered holders of Bonds.

Section 9.2. Transfer and Exchange of Bonds TC "Section 9.2. Transfer and Exchange of Bonds" \f C \l "2" . The transfer and exchange of the Bonds shall be pursuant to and in accordance with the terms and provisions of the Indenture.

Section 9.3. Replacement of Bonds TC "Section 9.3. Replacement of Bonds" \f C \l "2" . The replacement of lost, stolen, destroyed or mutilated Bonds shall be in accordance with the Indenture.

Section 10. Electronic Transfer TC "Section 10. Electronic Transfer" \f C \l "1" .

Section 10.1. Electronic Transfer TC "Section 10.1. Electronic Transfer" \f C \l "2" . The Company shall deliver to the Trustee on or prior to the Closing the wire instructions of each Purchaser contained in Schedule A hereto and acknowledges that such wire instructions are being delivered pursuant to the last two sentences of the first paragraph contained in each of the form of the Bonds.

Section 11. Expenses, Etc TC "Section 11. Expenses, Etc" \f C \l "1" .

Section 11.1. Transaction Expenses TC "Section 11.1. Transaction Expenses" \f C \l "2" . Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable costs and expenses (including reasonable attorneys’ fees of one special counsel for the Purchasers and, if reasonably required by the Required Holders, one local or other counsel) incurred by the Purchasers and each other holder of a Bond in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of the Bond Documents (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the reasonable costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under the Bond Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with the Bond Documents, or by reason of being a holder of any Bond, (b) the reasonable costs and expenses, including reasonable financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection

Spire Missouri Inc. Bond Purchase Agreement

with any work-out or restructuring of the transactions contemplated by the Bond Documents and (c) the reasonable costs and expenses incurred in connection with the initial filing of any Bond Documents and all related documents and financial information with the SVO, provided that such costs and expenses under this clause (c) shall not exceed $5,000 for the Bonds. The Company will pay, and will save each Purchaser, each Additional Purchaser and each other holder of a Bond harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders retained by or on behalf of the Company. For the avoidance of doubt, the Company will not be liable for any fees, costs or expenses, if any, of brokers or finders retained by or on behalf of a Purchaser, an Additional Purchaser or other holder in connection with its purchase of the Bonds.

Section 11.2. Survival TC "Section 11.2. Survival" \f C \l "2" . The obligations of the Company under this Section 11 will survive the payment or transfer of any Bond, the enforcement, amendment or waiver of any provision of the Bond Documents, and the termination of the Bond Documents.

Section 12. Survival of Representations and Warranties; Entire Agreement TC "Section 12. Survival of Representations and Warranties; Entire Agreement" \f C \l "1" .

All representations and warranties contained herein shall survive the execution and delivery of the Bond Documents, the purchase or transfer by any Purchaser of any Bond or portion thereof or interest therein and the payment of any Bond, and may be relied upon by any subsequent holder of a Bond, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Bond. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to a Bond Document shall be deemed representations and warranties of the Company under such Bond Document. Subject to the preceding sentence, the Bond Documents embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 13. Amendment and Waiver TC "Section 13. Amendment and Waiver" \f C \l "1" .

Section 13.1. Requirements TC "Section 13.1. Requirements" \f C \l "2" . This Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 17 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the Company and the holder of each Bond at the time outstanding affected thereby, amend any of Sections 8, 11, 13 or 16.

Spire Missouri Inc. Bond Purchase Agreement

Section 13.2. Solicitation of Holders of Bonds TC "Section 13.2. Solicitation of Holders of Bonds" \f C \l "2" .

(a) Solicitation. The Company will provide each Purchaser (at any time prior to the date of the Closing) and each holder of the Bonds (irrespective of the amount of Bonds then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Purchaser or such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions of the Bond Documents. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 13 to each Purchaser (with respect to any amendment, waiver or consent effected at any time prior to the date of the Closing) and each holder of outstanding Bonds promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Purchasers (with respect to any amendment, waiver or consent effected at any time prior to the date of the Closing) and/or holders of Bonds.

(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Purchaser (with respect to any amendment, waiver or consent effected at any time prior to the date of the Closing) or holder of Bonds as consideration for or as an inducement to the entering into by any such Purchaser or such holder of Bonds of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each such Purchaser and each such holder of Bonds then outstanding even if such Purchaser or such holder did not consent to such waiver or amendment.

(c) Consent in Contemplation of Transfer. Any consent made pursuant to this Section 13.2 by the holder of any Bond that has transferred or has agreed to transfer such Bond to (i) the Company, (ii) any Subsidiary or any Affiliate of the Company or (iii) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with the Company and/or any of its Affiliates (pursuant to a waiver under Section 13.1(c)), and has provided or has agreed to provide such written consent as a condition to such transfer, then in each case, such consent shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Bonds that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such transferring holder.

Section 13.3. Binding Effect, Etc TC "Section 13.3. Binding Effect, Etc" \f C \l "2" . Any amendment or waiver consented to as provided in this Section 13 applies equally to all holders of Bonds and is binding upon them and upon each future holder of any Bond and upon the Company without regard to whether such Bond has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Bond nor

Spire Missouri Inc. Bond Purchase Agreement

any delay in exercising any rights hereunder or under any Bond shall operate as a waiver of any rights of any holder of such Bond. As used herein, the term “this Agreement” and references thereto shall mean this Agreement (including, without limitation, the Schedules and Exhibits hereto) as it may from time to time be amended or supplemented.

Section 13.4. Bonds Held by Company, Etc TC "Section 13.4. Bonds Held by Company, Etc" \f C \l "2" . Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Bonds then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Bonds, or have directed the taking of any action provided herein or in the Bonds to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Bonds then outstanding, Bonds directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

Section 14. Notices TC "Section 14. Notices" \f C \l "1" .

Except as otherwise provided herein, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy or electronic mail (to those recipients who have provided email addresses specifically for such purpose to the other parties hereto) or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i) if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii) if to any other holder of any Bond, to such holder at such address as such other holder shall have specified to the Company in writing,

(iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the Treasurer, with a copy to the General Counsel, or at such other address as the Company shall have specified to the holder of each Bond in writing, or

(iv) if to the Trustee, at the following address: 8182 Maryland Avenue, 12th Floor Clayton, MO 63105, attention Kerry A. McFarland, Vice President Regions Bank, Corporate Trust Services.

Notices under this Section 14 will be deemed given only when actually received.

Section 15. Reproduction of Documents TC "Section 15. Reproduction of Documents" \f C \l "1" .

The Bond Documents and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Bonds themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be

Spire Missouri Inc. Bond Purchase Agreement

reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 15 shall not prohibit the Company or any other holder of Bonds from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Section 16. Confidential Information TC "Section 16. Confidential Information" \f C \l "1" .

For the purposes of this Section 16, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Bonds), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 16, (iii) any other holder of any Bond, (iv) any Institutional Investor to which it sells or offers to sell such Bond or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 16), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 16), (vi) any Governmental Authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure is necessary (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary in the enforcement or for the protection of the rights and remedies under such Purchaser’s Bonds and this Agreement. Notwithstanding anything to the

Spire Missouri Inc. Bond Purchase Agreement

contrary, prior to any Purchaser making any permitted disclosure described in clause (x) above (or clause (vi) above but only to the extent such request or demand is specifically targeted at the Company or otherwise arising out of the transactions contemplated hereby), to the extent not prohibited by law or regulation such Purchaser shall use its reasonable efforts to promptly notify the Company in writing and shall use its reasonable efforts to assist the Company (at the Company’s sole expense) to protest and/or challenge any such required or requested disclosures. Each holder of a Bond, by its acceptance of a Bond, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 16 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Bond of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 16.

In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Bond is required to agree to a confidentiality undertaking (whether through a data room, another secure website, a secure virtual workspace or otherwise) which is different from this Section 16, this Section 16 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 16 shall supersede any such other confidentiality undertaking.

Section 17. Substitution of Purchaser TC "Section 17. Substitution of Purchaser" \f C \l "1" .

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Bonds that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 17), shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Bonds then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 17), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Bonds under this Agreement.

Section 18. Miscellaneous TC "Section 18. Miscellaneous" \f C \l "1" .

Section 18.1. Successors and Assigns TC "Section 18.1. Successors and Assigns" \f C \l "2" . All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Bond) whether so expressed or not.

Spire Missouri Inc. Bond Purchase Agreement

Section 18.2. Accounting Terms TC "Section 18.2. Accounting Terms" \f C \l "2" . All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.

Section 18.3. Severability TC "Section 18.3. Severability" \f C \l "2" . Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 18.4. Construction, Etc TC "Section 18.4. Construction, Etc" \f C \l "2" . Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

Section 18.5. Counterparts TC "Section 18.5. Counterparts" \f C \l "2" . This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 18.6. Governing Law TC "Section 18.6. Governing Law" \f C \l "2" . This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Missouri excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 18.7. Waiver of Jury Trial TC "Section 18.7. Waiver of Jury Trial" \f C \l "2" . The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Bonds or any other document executed in connection herewith or therewith.

* * * * *

Spire Missouri Inc. Bond Purchase Agreement

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

Spire Missouri Inc.

By: /s/ Stephen M. Mills

Name: Stephen M. Mills

Tile: President

[Signature Page to Bond Purchase Agreement]

Spire Missouri Inc. Bond Purchase Agreement

This Agreement is hereby accepted and agreed

to as of the date thereof.

State Farm Mutual Automobile Insurance Company

By: /s/ Rebekah L. Holt

Name: Rebekah L. Holt

Title: Investment Professional

By: /s/ Michelle K. Marsh

Name: Michelle K. Marsh

Title: Investment Professional

State Farm Fire and Casualty Company

By: /s/ Rebekah L. Holt

Name: Rebekah L. Holt

Title: Investment Professional

By: /s/ Michelle K. Marsh

Name: Michelle K. Marsh

Title: Investment Professional

[Signature Page to Bond Purchase Agreement]

Spire Missouri Inc. Bond Purchase Agreement

This Agreement is hereby accepted and agreed

to as of the date thereof.

EQUITABLE FINANCIAL LIFE INSURANCE COMPANYOF AMERICA

By: /s/ Monica Heyl

Name: Monica Heyl

Title: Investment Professional

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY

By: /s/ Monica Heyl

Name: Monica Heyl

Title: Investment Professional

This Agreement is hereby accepted and agreed

to as of the date thereof.

CoBank, ACB

By: /s/ Jared Greene

Name: Jared Greene

Title: Assistant Corporate Secretary

[Signature Page to Bond Purchase Agreement]

Spire Missouri Inc. Bond Purchase Agreement

This Agreement is hereby accepted and agreed

to as of the date thereof.

COUNTRY LIFE INSURANCE COMPANY

By: /s/ Jeff Clark

Name: Jeff Clark

Title: Director - Fixed Income

COUNTRY MUTUAL INSURANCE COMPANY

By: /s/ Jeff Clark

Name: Jeff Clark

Title: Director - Fixed Income

[Signature Page to Bond Purchase Agreement]

Spire Missouri Inc. Bond Purchase Agreement

This Agreement is hereby accepted and agreed

to as of the date thereof.

RGA REINSURANCE COMPANY

By: /s/ Curtis Spillers

Name: Curtis Spillers

Title: Vice President

[Signature Page to Bond Purchase Agreement]

Spire Missouri Inc. Bond Purchase Agreement

This Agreement is hereby accepted and agreed

to as of the date thereof.

SOUTHERN FARM BUREAU LIFE INSURANCE COMPANY

By: /s/ Bradley Blakney

Name: Bradley Blakney

Title: Director

[Signature Page to Bond Purchase Agreement]

Spire Missouri Inc. Bond Purchase Agreement

This Agreement is hereby accepted and agreed

to as of the date thereof.

UNITED FARM FAMILY MUTUAL INSURANCE COMPANY

By: /s/ Michael Lucado

Name: Michael Lucado

Title: Sr. Portfolio Manager

[Signature Page to Bond Purchase Agreement]

Information Relating to Purchasers

Name of and Address of Purchaser	Series of Bonds to Be Purchased	Principal Amount of Bonds to Be Purchased

Schedule A

(to Bond Purchase Agreement)

Defined Terms

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Anti‑Corruption Laws” means any law or regulation in a U.S. or any non‑U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti‑Money Laundering Laws” means any law or regulation in a U.S. or any non‑U.S. jurisdiction regarding money laundering, drug trafficking, terrorist‑related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).

“Bond Documents” means this Agreement, the Bonds and the Indenture as supplemented and amended, including, without limitation, by the Forty-First Supplement.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York, or St. Louis, Missouri are required or authorized to be closed.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” is defined in the first paragraph of this Agreement.

Schedule B

(to Bond Purchase Agreement)

“Confidential Information” is defined in Section 16.

“Control”, unless the context indicates otherwise, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“Controlled Entity” means (i) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (ii) if the Company has a parent company, such parent company and its Controlled Affiliates.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Electronic Delivery” is defined in Section 7.1(a).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” means a “completed default” as described in Article XIV of the Indenture.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Execution Date” is defined in Section 3.

“Form 10‑K” is defined in Section 7.1(b).

“Form 10‑Q” is defined in Section 7.1(a).

“Forty-First Supplement” is defined in Section 1.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

(a) the government of

(i) the United States of America or any State or other political subdivision thereof, or

(ii) any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government‑owned or government‑controlled entity, or anyone else acting in an official capacity for or on behalf of any of the foregoing, or political party, any official of a political party, candidate for political office, official of any public international organization.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such indebtedness or obligation or any property constituting security therefor;

(b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“holder” means, with respect to any Bond, the Person in whose name such Bond is registered in the register maintained by the Company pursuant to Section 9.1.

“Indebtedness” with respect to any Person means, at any time, without duplication,

(a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

(b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c) (i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;

(d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f) the aggregate Swap Termination Value of all Swap Contracts of such Person; and

(g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

“Indenture” is defined in Section 1.

“INHAM Exemption” is defined in Section 6.2(e).

“Institutional Investor” means (a) any Purchaser of a Bond, (b) any holder of a Bond holding (together with one or more of its affiliates) more than 10% of the aggregate principal amount of the Bonds then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Bond.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under the Bond Documents or (c) the validity or enforceability of any Bond Document.

“MoPSC” means the Missouri Public Service Commission.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“NAIC Annual Statement” is defined in Section 6.2(a).

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource‑center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“Presentation” is defined in Section 5.3.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” is defined in Section 6.2(a).

“Purchaser” is defined in the first paragraph of this Agreement.

“QPAM Exemption” is defined in Section 6.2(d).

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Related Fund” means, with respect to any holder of any Bond, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Required Holders” means, at any time, the holders of more than 50% in principal amount of the Bonds at the time outstanding (exclusive of Bonds then owned by the Company or any of its Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“SEC” means the Securities and Exchange Commission of the United States, or any successor thereto.

“Securities” or “Security” shall have the meaning specified in Section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Source” is defined in Section 6.2.

“State Sanctions List” means a list that is adopted by any United States state Governmental Authority pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including, but without limitation, any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for United States federal income tax purposes, other than any such lease under which such Person is the lessor.

“Trustee” means Regions Bank, not in its individual capacity, but solely in its capacity as trustee.

“USA PATRIOT Act” means United States Public Law 107‑56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

Disclosure Materials

Investor Presentation dated September 2025.

Schedule 5.3

(to Bond Purchase Agreement)

Subsidiaries of the Company and Ownership of Subsidiary Stock

None.

Schedule 5.4

(to Bond Purchase Agreement)

Financial Statements

Financial Statements Delivered to Purchasers

Spire Missouri Inc.	Annual Report on form 10‑K for the year ended September 30, 2022
Annual Report on form 10‑K for the year ended September 30, 2023 Annual Report on form 10‑K for the year ended September 30, 2024
Quarterly Report on form 10‑Q for the quarter ended June 30, 2025

Schedule 5.5

(to Bond Purchase Agreement)

Existing Indebtedness

Outstanding Indebtedness of Spire Missouri Inc. as of June 30, 2025

Spire Missouri Inc. First Mortgage Bonds & Term Loans, as follows:

Issue Date	Maturity	Amount Outstanding	Coupon
3/15/2013	3/15/2028	$45,000,000	3.40%
6/1/1999	6/1/2029	$19,285,000	7.00%
11/12/2019	11/15/2029	$275,000,000	2.84%
9/21/2000	9/15/2030	$30,000,000	7.90%
9/15/2017	9/15/2032	$50,000,000	3.68%
2/13/2023	2/15/2033	$400,000,000	4.80%
4/15/2004	5/1/2034	$99,245,000	6.00%
8/13/2024	8/15/2034	$320,000,000	5.15%
6/9/2006	6/1/2036	$54,500,000	6.15%
8/13/2013	8/15/2043	$99,945,000	4.63%
9/15/2017	9/15/2047	$70,000,000	4.23%
5/20/2021	6/1/2051	$305,000,000	3.30%
9/15/2017	9/15/2057	$50,000,000	4.38%
5/1/2025	9/15/2030	$90,000,000	4.88%
5/1/2025	9/15/2032	$60,000,000	5.12%
		$1,967,975,000	4.43%

Short‑Term Borrowings from Spire Inc.: $398,700,000 at a weighted average interest rate of 4.7%

Spire, Inc., Spire Missouri and Spire Alabama have a syndicated revolving credit facility pursuant to a loan agreement with 12 banks through October 11, 2029 (the “Loan Agreement”). The Loan Agreement has an aggregate credit commitment of $1,500,000,000 including sublimits of $525,000,000 for Spire, Inc., $700,000,000 for Spire Missouri and $275,000,000 for Spire Alabama. The Loan Agreement also contains financial covenants limiting each borrower’s consolidated total debt, including short-term debt, to no more than 70% of its total capitalization. There were no borrowings against this credit facility as of June 30, 2025.

Schedule 5.15

(to Bond Purchase Agreement)

Form of Forty-First Supplemental Indenture

[See Attached]

Form of Opinion of Special Counsel

to the Company

[See Attached]

Form of Opinion of Special Counsel

to the Purchasers

[to be provided on a case by case basis]

Exhibit 4.4(b)

(to Bond Purchase Agreement)